Exhibit 99.1
FOR IMMEDIATE RELEASE
STABILIS SOLUTIONS ANNOUNCES RECORD FOURTH QUARTER 2020 RESULTS
Growth returns with record fourth quarter revenue of $13.7 million, up 52% vs. third quarter 2020

Houston, March 10, 2021 — Stabilis Solutions, Inc., (“Stabilis”) (OTCQX: SLNG) today reported its financial results for its fourth quarter and full year ended December 31, 2020.
Fourth Quarter Results
For the fourth quarter ended December 31, 2020, Stabilis reported its highest ever quarterly revenue for the period of $13.7 million, a 52% increase from the quarter ended September 30, 2020 and a 10% increase from the fourth quarter of 2019. The growth was primarily the result of a broad-based increase in customer activity following the pandemic-driven economic slowdown earlier in the year, and significant new customers added during 2020.
Revenues from Stabilis’ LNG segment totaled $12.1 million, a 57% sequential increase from the quarter ended September 30, 2020 and a 16% increase from the fourth quarter of 2019. The Company delivered 10.4 million LNG gallons to customers in the quarter and utilization of the George West liquefier averaged 62% in the current quarter compared to 48% in the third quarter of 2020 and 63% in the fourth quarter of 2019.
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) jumped to $2.3 million, or 17% of revenue during the fourth quarter, a $2.0 million improvement over the third quarter of 2020 and an 8% improvement over the fourth quarter of 2019. The sequential improvement in profitability was primarily the result of increased utilization of the Company’s asset base, particularly improved utilization of the George West liquefier, in connection with its revenue growth.
Net loss for the fourth quarter of 2020 narrowed to ($0.1 million) compared to a net loss of ($2.1 million) in the third quarter of 2020 and ($0.6 million) during the fourth quarter of 2019.
“Stabilis has recovered from COVID-19,” said Jim Reddinger, President and Chief Executive Officer of Stabilis Solutions, Inc. “Our team executed flawlessly throughout a challenging 2020 and successfully won new business while maintaining existing customers, and controlling costs. As a result, we anticipate accelerated revenue and profitability growth in 2021 in both our LNG and hydrogen businesses.”

Full Year Results
Annual 2020 revenue totaled $41.6 million, compared to $47.1 million during 2019. LNG segment revenues in 2020 were $36.3 million compared to $43.7 million during 2019. LNG gallons delivered decreased by 17% and utilization of the George West Plant decreased to 55% in the current year versus 70% in 2019. The declines in revenue and LNG volumes were the result of overall decreased industrial activity due to the economic shutdown associated with the global COVID-19 pandemic, which heavily impacted the Company during the second and third quarters of 2020, offset by record revenues during the first and fourth quarters of the year.
Adjusted EBITDA was $3.5 million in 2020, or 8% of revenue, as compared to $6.6 million or 14% of revenue during 2019. Net loss for 2020 was ($6.8 million) compared to a net loss of ($5.5 million) in the prior year.
The Company generated positive cash flows from operations of $1.3 million during the current year, compared to cash provided by operations of $4.1 million in the prior year. Cash on hand as of December 31, 2020 was $1.8 million.
Conference Call
Management will host a conference call on Thursday, March 11, 2021 at 10:00 a.m. eastern time (9:00 a.m. central). Individuals in the United States and Canada who wish to participate in the conference call can access the live webcast at https://www.webcaster4.com/Webcast/Page/2256/39939 or dial +1 888-506-0062; passcode 236559.  International callers should dial +1 973-528-0011; passcode 236559. A replay of the call will be available until March 18, 2021. Individuals in the United States and Canada who wish to listen to the replay should dial +1 877-481-4010; passcode 39939. International callers should dial +1 919-882-2331; passcode 39939. A replay of the call will also be available in the investor center on the Stabilis website (www.stabilis-solutions.com).
About Stabilis
Stabilis Solutions, Inc. is a vertically integrated energy transition company that provides clean energy solutions to our customers. Our solutions include small-scale liquefied natural gas (“LNG”) production, distribution and fueling services to multiple end markets in North America. Stabilis also provides hydrogen fueling services to its customers. Stabilis has safely delivered over 250 million gallons of LNG through more than 25,000 truck deliveries during its 16-year operating history in the LNG industry, which we believe makes us one of the largest and most experienced small-scale LNG providers in North America. Stabilis’ customers use LNG and hydrogen as fuel sources in a variety of applications in the industrial, energy, mining, utilities and pipelines, commercial, and high horsepower transportation markets. Stabilis’ customers use LNG and hydrogen as alternatives to traditional fuel sources, such as distillate fuel oil and propane, to lower fuel costs and reduce harmful environmental emissions. Stabilis’ customers also use LNG as a “virtual pipeline” solution when natural gas pipelines are not available or volumes are curtailed. To learn more, visit www.stabilis-solutions.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 and within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21e of the Securities Exchange Act of 1934, as amended. Any actual results may differ from expectations, estimates and projections presented or implied and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “can,” “anticipates,” “believes,” “expects,” “could,” “will,” “plan,” “may,” “should,” “predicts,” “potential” and similar expressions are intended to identify such forward-looking statements.
Such forward-looking statements relate to future events or future performance, but reflect the parties’ current beliefs, based on information currently available. Most of these factors are outside the parties’ control and are difficult to predict. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. Factors that may cause such differences include, among other things: the future performance of Stabilis, future demand for and price of LNG, availability and price of natural gas, unexpected costs, and general economic conditions.
The foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in our quarterly reports on Form 10‐Q and annual reports on Form 10‐K, which are available on the SEC’s website at www.sec.gov or on the Investors section of our website at www.stabilis-solutions.com. All subsequent written and oral forward-looking statements concerning Stabilis, or other matters attributable to Stabilis, or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made.
Stabilis does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Stabilis Solutions, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenue
LNG product	$8,730	$7,372	$27,339	$34,244
Rental, service and other	3,338	3,065	8,951	9,406
Power delivery	1,622	2,050	5,260	3,421
Total revenues	13,690	12,487	41,550	47,071
Operating expenses:
Cost of LNG product	6,670	5,445	20,362	24,496
Cost of rental, service and other	1,849	1,188	5,230	4,726
Costs of power delivery	1,288	1,505	4,419	2,649
Selling, general and administrative expenses	2,872	3,220	10,764	11,359
Depreciation expense	2,239	2,379	9,041	9,271
Total operating expenses	14,918	13,737	49,816	52,501
Loss from operations before equity income	(1,228)	(1,250)	(8,266)	(5,430)
Net equity income from foreign joint ventures’ operations:
Income from equity investments in foreign joint ventures	1,176	1,070	2,705	1,257
Foreign joint ventures’ operations related expenses	(67)	(72)	(249)	(124)
Net equity income from foreign joint ventures’ operations	1,109	998	2,456	1,133
Loss from operations	(119)	(252)	(5,810)	(4,297)
Other income (expense):
Interest expense, net	(17)	4	(45)	(33)
Interest expense, net - related parties	(190)	(265)	(871)	(1,175)
Other income (expense)	(51)	36	(57)	97
Gain from disposal of fixed assets	272	(1)	283	16
Total other income (expense)	14	(226)	(690)	(1,095)
Loss before income tax expense	(105)	(478)	(6,500)	(5,392)
Income tax expense	5	78	256	116
Net loss	(110)	(556)	(6,756)	(5,508)
Net income attributable to noncontrolling interests	—	—	—	207
Net loss attributable to Stabilis Solutions, Inc.	$(110)	$(556)	$(6,756)	$(5,715)

Common Stock Data:
Net loss per common share:
Basic and diluted	$(0.01)	$(0.03)	$(0.40)	$(0.39)
Weighted average number of common shares outstanding:
Basic and diluted	16,896,626	16,800,612	16,875,150	14,558,618

EBITDA	$2,341	$2,162	$3,457	$5,087
Adjusted EBITDA	2,341	2,162	3,457	6,562

Revenues by Segment
(unaudited in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenue
LNG	$12,068	$10,437	$36,290	$43,650
Power Delivery	1,622	2,050	5,260	3,421
Total Revenue	$13,690	$12,487	$41,550	$47,071

Gallons Delivered
(unaudited in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
George West	5,738	5,786	20,004	25,418
3rd Party	4,692	3,653	15,243	17,115
Total Gallons Delivered	10,430	9,439	35,247	42,533

Stabilis Solutions, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$1,814	$3,979
Accounts receivable, net	5,620	5,945
Inventories, net	226	209
Prepaid expenses and other current assets	3,111	3,583
Due from related parties	42	—
Total current assets	10,813	13,716
Property, plant and equipment:
Cost	90,422	89,901
Less accumulated depreciation	(38,384)	(29,538)
Property, plant and equipment, net	52,038	60,363
Right-of-use assets	786	965
Goodwill	4,453	4,453
Investments in foreign joint ventures	11,897	10,521
Other noncurrent assets	326	308
Total assets	$80,313	$90,326
Liabilities and Equity
Current liabilities:
Current portion of long-term notes payable	$680	$—
Current portion of long-term notes payable - related parties	3,351	1,000
Current portion of finance lease obligation - related parties	648	3,440
Current portion of operating lease obligations	362	364
Short-term notes payable	432	558
Accrued liabilities	4,361	5,018
Accounts payable	4,395	4,728
Total current liabilities	14,229	15,108
Long-term notes payable, net of current portion	682	—
Long-term notes payable, net of current portion - related parties	2,726	6,077
Finance lease obligations, net of current portion - related parties	—	648
Long-term portion of operating lease obligations	490	650
Deferred compensation	59	—
Deferred income taxes	97	—
Total liabilities	18,283	22,483
Commitments and contingencies
Stockholders’ Equity:
Preferred Stock; $0.001 par value, 1,000,000 shares authorized, no shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	—	—
Common stock; $0.001 par value, 37,500,000 shares authorized, 16,896,626 and 16,800,612 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	17	17
Additional paid-in capital	91,278	90,748
Accumulated other comprehensive income (loss)	122	(291)
Accumulated deficit	(29,387)	(22,631)
Total stockholders’ equity	62,030	67,843
Total liabilities and equity	$80,313	$90,326

Non-GAAP Measures
Our management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain special items that occur during the reporting period, as noted below. We include EBITDA and adjusted EBITDA to provide investors with a supplemental measure of our operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definition of EBITDA and Adjusted EBITDA may vary among companies and industries, it may not be comparable to other similarly titled measures used by other companies. The following table provides a reconciliation of net loss, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands).

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net Loss	$(110)	$(556)	$(6,756)	$(5,508)
Depreciation	2,239	2,379	9,041	9,271
Net Interest Expense	207	261	916	1,208
Income Tax Expense	5	78	256	116
EBITDA	2,341	2,162	3,457	5,087
Special Items(1)	—	—	—	1,475
Adjusted EBITDA	$2,341	$2,162	$3,457	$6,562
(1) Special Items include the following:
Transaction and share registration costs related to AETI, Chart, and Diverse transactions of $1.4 million in the twelve months ended December 31, 2019, and
$0.1 million related to stock exchange listing in the twelve months ended December 31, 2019.

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Investor Contact:
Rich Cockrell
CG Capital
877.889.1972
investorrelations@cg.capital

Andrew Puhala
Chief Financial Officer
832-456-6500
ir@stabilis-solutions.com